UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM CB

TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering) ☐

Securities Act Rule 802 (Exchange Offer) ☐

Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(c) (Third Party Tender Offer) ☒

Exchange Act Rule 14e-2(d) (Subject Company Response) ☐

Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8):

Corporate Express N.V.
(Name of Subject Company)

Not Applicable
(Translation of Subject Company's Name into English (if applicable))

The Netherlands
(Jurisdiction of Subject Company's Incorporation or Organization)

Staples Acquisition B.V.
Staples, Inc.
(Name of Person(s) Furnishing Form)

Ordinary Shares
American Depositary Shares
Preference Shares A
2% Subordinated Convertible Bonds Due 2010 Convertible Into Ordinary Shares
(Title of Class of Subject Securities)

Not Applicable
(CUSIP Number of Class of Securities (if applicable))

Not Applicable
(Name, Address (including zip code) and Telephone Number (including area code)
of Person(s) Authorized to Receive Notices and Communications
on Behalf of Subject Company)

May 19, 2008
(Date Tender Offer/Rights Offering Commenced)

PART I.    INFORMATION SENT TO SECURITY HOLDERS

Item 1.    Home Jurisdiction Documents.

The following document is attached as an exhibit to this Form:

Exhibit number	Description
1	Offer Memorandum, dated May 19, 2008

Item 2. Informational Legends.

Not applicable.

PART II.    INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

None.

PART III.    CONSENT TO SERVICE OF PROCESS AND UNDERTAKING

At the time of filing of this Form, Staples Acquisition B.V. has filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

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PART IV.    SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

STAPLES ACQUISITION B.V.
/s/ CHRISTINE T. KOMOLA
(Signature)
Christine T. Komola, Director
(Name and Title)
May 20,	2008

(Date)
STAPLES, INC.
/s/ KRISTIN A. CAMPBELL
(Signature)
Kristin A. Campbell, Senior Vice President, General Counsel
(Name and Title)
May 20,	2008

(Date)

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